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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF KNOLOGY, INC.



KNOLOGY Holdings, Inc.
Interstate Telephone Company
Valley Telephone Company
Globe Telecommunications, Inc.
ITC Globe, Inc.